Exhibit 99.1

Center Financial Amends 2010 First Quarter Financial Statements to Address Beneficial Conversion Feature of Series B Preferred Stock

LOS ANGELES--(BUSINESS WIRE)--August 13, 2010--Center Financial Corporation (NASDAQ:CLFC) today announced that following a reevaluation of the accounting for the conversion of its Series B Preferred Stock to common shares, the company filed an amended quarterly report on Form 10-Q/A for the period ended March 31, 2010 to reflect a change in the accounting treatment for that transaction, followed immediately by the filing of its report on Form 10-Q for the 2010 second quarter.

While completing its quarterly report on Form 10-Q for the 2010 second quarter, the company identified that it did not properly account for the intrinsic value of the beneficial conversion feature of its Series B Preferred Stock issued in December 2009 in its 2010 first quarter financial statements. For accounting purposes, the value of the beneficial conversion feature is deemed to be a dividend on the Series B Preferred Stock at the effective date of conversion to common stock on March 29, 2010.

Based on the difference between the conversion price of $3.75 per share for its 73,500 Series B Preferred Stock and the $5.23 per share market value of the company’s common stock as of December 29, 2009 (the commitment date for the Series B Preferred Stock), the beneficial conversion feature had an intrinsic value of $29.0 million. While net income for the 2010 first quarter remains at $2.8 million, the beneficial conversion feature reduces net income available to common shareholders by $29.0 million, resulting in a net loss available to common shareholders of $1.27 per common share.

“The accounting treatment does not change the fact that Center Financial returned to profitability with net income of $2.8 million for the 2010 first quarter and it does not impact total shareholders’ equity at March 31 or June 30, 2010,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “Our board and management team remain excited about the strategic growth opportunities that lie ahead for Center Bank.”

The calculations of the company’s net income available for common shareholders and earnings per share for the three months ended March 31, 2010 have been amended in its quarterly report on Form 10-Q/A to reflect the accretion of beneficial conversion discount on the Series B Preferred Stock as follows:

(Dollars in thousands, except earnings per share)	Three Months Ended March 31, 2010	Accretion of beneficial conversion discount on Series B	Three Months Ended March 31, 2010
	As reported	Preferred Stock	Restated

Net income	$2,767		$2,767
Less : preferred stock dividends and accretion of preferred stock discount	(744)	(29,008)	(29,752)
Income (loss) available to common shareholders	2,023	(29,008)	(26,985)
Average Number of Shares	21,286		21,286
Basic earnings (loss) per share	$0.10		$(1.27)

The company also adjusted the balances of its common stock and retained earnings accounts as of March 31, 2010 to reflect the discount accretion.

		Accretion of beneficial
	March 31, 2010	conversion discount on Series B	March 31, 2010
	As reported	Preferred Stock	Restated
(Dollars in thousands)
Common stock	$158,295	$29,008	$187,303
Retained earnings	$43,337	$(29,008)	$14,329

The company noted that as a result of these adjustments, its earnings per share calculation for the first six months of 2010 was revised from the amount previously presented in its July 29, 2010 earnings news release to a net loss per common share of $0.66.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.28 billion at June 30, 2010. Headquartered in Los Angeles, Center Bank operates a total of 23 full-service branches and one loan production office. The company has 17 full-service branches located throughout Southern California and three branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; the successful integration and operations of the FDIC-assisted acquisition; the company’s ability to sustain profitable operations; the company’s ability to capitalize on strategic growth opportunities; the company’s ability to enhance its earnings capacity; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

CONTACT:
Center Financial Corporation
Douglas G. Goddard
Interim CFO
213-401-2311
douglasg@centerbank.com
or
Angie Yang
SVP, Investor Relations
213-251-2219
angiey@centerbank.com